PRICING SUPPLEMENT
------------------
(To MTN prospectus supplement,
general prospectus supplement and
prospectus, each dated March 31, 2006)
Pricing Supplement Number: 2551


                                                         Merrill Lynch & Co., Inc.
                                                        Medium-Term Notes, Series C
                                                Due Nine Months or More from Date of Issue

                                                            Floating Rate Notes

Principal Amount:       $250,000,000                           Original Issue Date:                June 30, 2006

CUSIP Number:           59018YXU0                              Stated Maturity Date:               July 27, 2007

Issue Price:            100%

Interest Calculation:                                          Day Count Convention:
---------------------                                          ---------------------
------                                                         -----
/ x /   Regular Floating Rate Note                             / x /  Actual/360
------                                                         -----
        Inverse Floating Rate Note                             /   /  30/360
------                                                         -----
         (Fixed Interest Rate):                                /   /  Actual/Actual
                                                               -----



Interest Rate Basis:
---------------------
-----                                                          -----
/ x / LIBOR                                                    /   /  Commercial Paper Rate
-----                                                          -----
/   / CMT Rate                                                 /   /  Eleventh District Cost of Funds Rate
-----                                                          -----
/   / Prime Rate                                               /   /  CD Rate
-----                                                          -----
/   / Federal Funds Rate                                       /   /  Other (see attached)
-----                                                          -----
/   / Treasury Rate
-----
 Designated CMT Page:                                         Designated LIBOR Page:

              CMT Moneyline Telerate Page:                            LIBOR MoneylineTelerate Page: 3750

                                                                             LIBOR Reuters Page:


Index Maturity:         Three Months for Interest Reset Dates  Minimum Interest Rate:             Not Applicable
                        occuring in September and December
                        2006 and in March 2007; One Month for
                        the Interest Reset Date occuring in
                        June 2007.

Spread:                 minus 0.0300%                          Maximum Interest Rate:              Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue    Spread Multiplier:                  Not Applicable
                        Date was an Interest Reset Date.

Interest Reset Dates:   The 27th of September, December, March and June, commencing on
                        September 27th, 2006, each subject to modified following Business
                        Day convention.

Interest Payment Dates: The 27th of September and December in 2006, and the 27th of March,
                        June and and July in 2007, each subject to modified following
                        Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                   The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank, N.A.

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Wachovia Securities, Inc. and HSBC
                        Securities (USA) Inc. (the "Underwriters"), are acting as principals in this this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated June 27th, 2006 (the "Agreement"), between Merrill Lynch & Co., Inc.
                        (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of
                        Notes set forth opposite its name below:

                        Underwriters                                 Principal Amount of the Notes
                        ------------                                 -----------------------------

                         Merrill Lynch, Pierce, Fenner & Smith                        $245,000,000
                                     Incorporated
                         Wachovia Securities, Inc.                                      $2,500,000
                         HSBC Securities (USA) Inc.                                     $2,500,000
                                                                                        ----------
                                                       Total                          $250,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the
                        Notes directly to the public at the Issue Price listed above. After the initial public offering, the
                        Issue Price may be changed.

                        The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:  0.0750%

Dated:                  June 27, 2006
